OASIS OIL CORPORATION

                         CERTIFICATE OF DETERMINATION OF
                         PREFERENCES OF PREFERRED SHARES

     C. Arlie Beane and Susan L. Penticoff do hereby declare and certify as follows:

     I. That they are respectively the duly elected and acting President and Assistant Secretary of Oasis Oil Corporation, A Nevada corporation.

     II. Pursuant to said corporation's Articles of Incorporation the Board of Directors of said corporation has duly adopted the following recitals and resolutions:

     WHEREAS, the Articles of Incorporation of this corporation provide that this corporation may issue up to one million shares of preferred stock;

     WHEREAS, no preferred stock has as yet been issued by said corporation;

     WHEREAS, pursuant to law the Board of Directors of said corporation is empowered to authorize the issuance of one or more series of preferred stock and to fix and determine the number of shares, the designation thereof, and the rights, preferences, privileges, limitations, and restrictions of each unissued series of preferred stock;

     NOW, THEREFORE, IT IS HEREBY RESOLVED AS FOLLOWS:

     The Board of Directors does hereby authorize the issuance of an initial series of preferred stock to be designated as Series A Preferred Stock;

     Said Series A Preferred Stock shall consist of 40,494 shares;

     Said Series A Preferred Stock shall be subject to and shall have the following rights, preferences, privileges, limitations, and restrictions:

     1. ISSUE PRICE. This Series A Preferred Stock shall be and is hereby issued at the Issue Price of $10.00 per share. The Face Amount hereof is and shall be the number of shares represented by this certificate multiplied by said Issue Price.

                                   Exhibit 4.1

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
         2. ACCUMULATION OF DIVIDENDS. This Series A Preferred Stock shall accumulate dividends at the simple rate of 8.0% per annum on the Face Amount hereof from the date of November 1, 1996, through the date of delivery to the Issuer of a Call for Redemption or the date on which Issuer mails to the Issuee a Demand for Surrender, whichever first occurs, which dividends shall not be payable until, and shall be paid upon, any redemption or surrender hereof or liquidation of the Issuer as provided below.

         3. RIGHT TO CALL FOR REDEMPTION. At any time after the Issuer makes a registered public offering of its common stock under the United States Securities Act of 1933, the Issuee shall have the right to call for the redemption of this Series A Preferred Stock. Such call for redemption shall be exercised by the Issuee by delivering to the Issuer a written Call for Redemption which shall state that the Issuee calls for the Issuer to redeem this Series A Preferred Stock and which shall enclose and include this certificate duly endorsed for cancellation. Within ten days after receipt of said Call for Redemption and this certificate, the Issuer shall pay to the Issuee the Face Amount of this certificate together with any and all accumulated dividends, and this certificate shall be canceled.

         4. RIGHT TO CALL FOR SURRENDER. At any time, the Issuer shall have the right to redeem this Series A Preferred Stock and to call for its surrender. Such redemption and call for surrender shall be exercised by the Issuer by mailing to the Issuee a written Demand for Surrender which shall state that the Issuer has elected to redeem this Series A Preferred Stock and demands that the Issuee surrender to the Issuer this certificate for cancellation. After said Demand for Surrender, within ten days after the actual return by the Issuee to the Issuer of this certificate together with any and all accumulated dividends, and this certificate shall be canceled.

         5. PREFERENCE UPON LIQUIDATION. Upon any liquidation of the Issuer prior to any redemption or surrender of this Series A Preferred Stock, the Face Amount hereof together with any and all accumulated dividends shall be paid to the Issuee to the extent that there are funds or assets of the Issuer available to do so prior to any distribution to the holders of the common stock of the Issuer. If at the time of any such liquidation of the Issuer there are outstanding any other series of preferred stock which has or have a preference upon liquidation, then any and all such series of preferred stock and this Series A Preferred Stock shall share in any distribution of the funds or assets of the Issuer on a pro rata basis.

         6. NO EXPIRATION. This Series A Preferred Stock shall not lapse or expire or otherwise terminate unless and until it is redeemed or surrendered as provided above or the Issuer undergoes liquidation.

                                   Exhibit 4.1

     7. NO TRANSFER. Except upon the death of the Issuee in which case this Series A Preferred Stock may be transferred by will or trust or intestate succession, without the prior written consent of the Issuer, this Series A Preferred Stock shall not be sold, assigned, transferred, pledged, hypothecated, or in any way alienated or disposed of, whether voluntarily or by operation of law, and, any attempted sale, assignment, transfer, pledge, hypothecation, alienation, or other disposal of this Series A Preferred Stock in violation of this provision shall be and is null and void and of no force and effect.

         8. NO VOTING RIGHTS, NO CONVERSION RIGHT, NO OTHER RIGHTS. This Series A Preferred Stock shall have no rights, preferences, privileges, limitations, or restrictions other than those which are set forth herein. Specifically, but not by way of limitation, this Series A Preferred Stock (I) has no voting rights of any kind or nature except as may be required by law, and (ii) has no rights of any kind or nature to be converted into any other capital stock or securities of the Issuer of any kind or nature.

      III. The authorized number of shares of said Series A Preferred Stock is 1,000,000 none of which has been issued.


     IN WITNESS OF THE FOREGOING, the undersigned have executed this certificate on and as of the date set forth below:

     Dated:____________________
                                     ________________________________
                                       C. A. Beane

                                     ________________________________
                                       Susan L. Penticoff

                          NOTARY STATEMENT IS ATTACHED

                                   Exhibit 4.1

STATE OF TEXAS                 )
                               ) SS
COUNTY OF HARRIS               )

     BEFORE ME, the undersigned Notary Public, on this day personally appeared
C. A. Beane, President of Oasis Oil Corporation, known personally to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of Oasis Oil Corporation, and that he executed the same as the act of such corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

DATED:________________________   ___________________________________________
                   Notary Public in and for the State of Texas

STATE OF TEXAS                 )
                               ) SS
COUNTY OF HARRIS               )

     BEFORE ME, the undersigned Notary Public, on this day personally appeared Susan L. Penticoff, Assistant Secretary of Oasis Oil Corporation, known personally to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of Oasis Oil Corporation, and that he executed the same as the act of such corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

DATED:________________________   ___________________________________________
                   Notary Public in and for the State of Texas

                                   Exhibit 4.1